Exhibit 99.1

FOR IMMEDIATE RELEASE

Charles & Colvard Names Kyle Macemore CFO

Morrisville, N.C. – August 5, 2013 – The Charles & Colvard, Ltd. (NASDAQ: CTHR) board of directors announced today that Kyle Macemore has been appointed senior vice president, chief financial officer and treasurer of the company. Macemore will be responsible for overseeing corporate finances and assisting in investor relations to grow and strengthen the company. Mr. Macemore replaces Timothy L. Krist, who is no longer with the company effective August 5, 2013.

“The board and executive team at Charles & Colvard all agreed that Kyle is an excellent fit based on his eighteen years of finance and accounting experience, coupled with his sound perspective when making key business decisions,” said Randy N. McCullough, CEO at Charles & Colvard. “We strongly believe that he is the best financial officer to lead Charles & Colvard through its next phase of growth.”

“I am highly impressed with the growth that the Charles & Colvard team is creating for the company, and excited to take part in adding business and shareholder value in my new role,” explained Macemore. “I am also thrilled to join the company as it expands market share of the moissanite gemstone while educating consumers and investors on the product’s value.”

Throughout his career, Macemore has successfully held various leadership positions in finance and investor relations. Prior to joining Charles & Colvard, he served as the vice president and chief financial officer of Global Signaling Solutions for Tekelec, a telecommunication solutions company that enables service providers to manage and monetize mobile data traffic. Macemore was responsible for businesses with annual revenues of hundreds of millions of dollars and customers in over 100 countries. Macemore also served as chief financial officer of the Americas Storage Division for IBM. He received his MBA from the Fuqua School of Business at Duke University and a Masters of Accounting from the University of North Carolina at Chapel Hill.

About Charles & Colvard:

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the global sole source of moissanite, a unique, near-colorless created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Corporate Communications:

LANE

Ted Lane, 212-302-5948

ted@lanepr.com

or

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber, (212) 661-6886

Managing Director

cs@taglichbrothers.com